Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333-194510) of Forward Industries, Inc. of our report dated December 14, 2017, on our audits of the consolidated balance sheets of Forward Industries, Inc. and Subsidiaries as of September 30, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows, for the years then ended which report appears in the annual report on Form 10-K of Forward Industries, Inc. for the year ended September 30, 2017.

/s/ CohnReznick LLP

Jericho, New York

June 28, 2018